EXHIBIT 99.1

Amtech Reports Third Quarter Fiscal 2020 Results

TEMPE, Ariz., August 6, 2020 -- Amtech Systems, Inc. (NASDAQ: ASYS), a manufacturer of capital equipment, including thermal processing and wafer polishing, and related consumables used in fabricating semiconductor devices, such as silicon carbide (SiC) and silicon power chips, electronic assemblies and light-emitting diodes (LEDs), today reported results for its third quarter ended June 30, 2020.

Third Quarter Fiscal 2020 Financial and Operational Highlights from Continuing Operations:

•	Net revenue of $15.2 million
•	Breakeven operating income of $31,000
•	Loss from continuing operations, net of tax, of $0.1 million
•	Loss per diluted share from continuing operations of $0.01
•	Customer orders of $10.8 million
•	Unrestricted cash of $46.4 million

Mr. Michael Whang, Chief Executive Officer of Amtech, commented, “While the global pandemic continues to create operational challenges, thanks to the diligent efforts of our employees and supply chain partners, in the third quarter we saw minimal disruption in our ability to service customers.  In the fourth quarter, we began to see a rise in customer engagement with our recently announced 300mm diffusion furnace order.  We believe this is an early indicator of the strength in long-term demand drivers for power semiconductors, including silicon carbide, led by growing demand from electric vehicles and automotive sensors, renewable energy, mobile devices, and wireless communications applications,” concluded Mr. Whang.

GAAP Financial Results

(in millions, except per share amounts)	Q3	Q2	Q3	9 Months	9 Months
	FY 2020	FY 2020	FY 2019	2020	2019
Net revenues	$15.2	$14.5	$21.0	$50.4	$64.9
Gross profit	$6.0	$5.4	$7.9	$19.5	$24.8
Gross margin	39%	37%	37%	39%	38%
Operating income (loss)	$0.0	$(1.0)	$1.4	$0.7	$3.3
Operating margin	0.2%	-6.7%	6.4%	1.4%	5.0%
(Loss) income from continuing operations, net of tax	$(0.1)	$(0.5)	$0.9	$(1.9)	$2.2
Diluted (loss) income per share from continuing operations	$(0.01)	$(0.04)	$0.06	$(0.13)	$0.15

Net revenues increased 5% sequentially and decreased 28% from the third quarter of fiscal 2019. Semiconductor and SiC/LED revenue in fiscal Q3 2020 increased sequentially due primarily to our Shanghai facility returning to normal operations after the extended Chinese New Year in fiscal Q2 and increased consumable and machine shipments in our SiC/LED segment. Semiconductor and SiC/LED revenue decreased compared to the third quarter of fiscal 2019 primarily due to global COVID-19 impacts on our customers.

Gross margin increased in the third quarter of fiscal 2020 both sequentially and compared to the same prior year period, primarily due to favorable product mix.

Selling, General & Administrative (“SG&A”) expenses decreased $0.6 million sequentially due primarily to payroll tax credits the Company was able to claim as part of the COVID-19 legislation passed by U.S. Congress, the CARES Act. SG&A decreased $0.9 million compared to the same prior year period due primarily to the payroll tax credits, not having our former Automation segment included in our results, and lower travel due to the COVID-19 pandemic.

Relocation and R&D expenses that were expected in the quarter shifted into the fourth quarter of fiscal 2020 due to shutdowns and delays resulting from the COVID-19 pandemic. Operating results were breakeven, primarily from lower SG&A in the quarter, compared to operating loss of $1.0 million in the second quarter of fiscal 2020 and $1.4 million of operating income in the same prior year period.

Loss from continuing operations, net of tax, for the third quarter of fiscal 2020 was $0.1 million, or 1 cent per share. This compares to income from continuing operations of $0.9 million, or 6 cents per share, for the third quarter of fiscal 2019 and loss of $0.5 million, or 4 cents per share, in the preceding quarter.

Outlook

Our outlook reflects the anticipated ongoing impacts from the COVID-19 pandemic as we understand them today; however, given how fluid the situation is both for our own business as well as for that of our customers and supply chain, we would like to remind investors that actual results may differ materially in the weeks and months ahead. Additionally, the semiconductor equipment industries can be cyclical and inherently impacted by changes in market demand. Operating results can be significantly impacted, positively or negatively, by the timing of orders, system shipments, and the financial results of semiconductor manufacturers.

For our fourth fiscal quarter ending September 30, 2020, revenues are expected to be in the range of $13.0 to $15.0 million. Gross margin for the quarter ending September 30, 2020 is expected to be in the mid 30% range, with negative operating margin, primarily due to one-time moving costs for our SiC/LED segment to relocate into their new building and an increase in R&D related to new product development.

A portion of Amtech's results are denominated in Renminbis, a Chinese currency.  The outlook provided in this press release is based on an assumed exchange rate between the United States Dollar and the Renminbi.  Changes in the value of the Renminbi in relation to the United States Dollar could cause actual results to differ from expectations.

Conference Call

Amtech Systems will host a conference call today at 5:00 p.m. ET to discuss our fiscal third quarter financial results.  The call will be available to interested parties by dialing 800-430-8332.  For international callers, please dial +1 323-347-3612. The Conference ID number is 9393233.  The call will be webcast and  available in the Investor Relations section of Amtech’s website at: http://www.amtechsystems.com/conference.htm.

A replay of the webcast will be available in the Investor Relations section of the company’s web site at http://www.amtechsystems.com/conference.htm shortly after the conclusion of the call and will remain available for approximately 30 calendar days.

About Amtech Systems, Inc.

Amtech Systems, Inc. is a leading, global manufacturer of capital equipment, including thermal processing and wafer polishing, and related consumables used in fabricating semiconductor devices, such as silicon carbide (SiC) and silicon power chips, electronic assemblies and light-emitting diodes (LEDs). We sell these products to semiconductor and automotive component manufacturers worldwide, particularly in Asia, North America and Europe.  Our strategic focus is on semiconductor growth opportunities in power electronics, leveraging our strength in our core competencies in thermal and substrate processing. We are a market leader in the high-end power chip market (SiC and 300mm silicon horizontal thermal reactor), developing and supplying essential equipment and consumables used in the semiconductor industry. Amtech's products are recognized under the leading brand names BTU International, Bruce Technologies™, and PR Hoffman™.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this press release is forward-looking in nature. All statements in this press release, or made by management of Amtech Systems, Inc. and its subsidiaries ("Amtech"), other than statements of historical fact, are hereby identified as "forward-looking statements" (as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995). The forward-looking statements in this press release relate only to events or information as of the date on which the statements are made in this press release.  Examples of forward-looking statements include statements regarding Amtech's future financial results, operating results, business strategies, projected costs, products under development, competitive positions, plans and objectives of Amtech and its management for future operations, efforts to improve operational efficiencies and effectiveness and profitably grow our revenue, the planned divestiture of our solar business, and enhancements to our technologies and expansion of our product portfolio. In some cases, forward-looking statements can be identified by terminology such as "may," "plan," "anticipate," "seek," "will," "expect," "intend," "estimate," "anticipate," "believe," "continue," "predict," "potential," "project," "should," "would," "could", "likely," "future," "target," "forecast," "goal," "observe," and "strategy" or the negative of these terms or other comparable terminology used in this press release or by our management, which are intended to identify such forward-looking statements.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. The Form 10-K that Amtech filed with the Securities and Exchange Commission (the "SEC") for the year-ended September 30, 2019, listed various important factors that could affect the Company's future operating results and financial condition and could cause actual results to differ materially from historical results and expectations based on forward-looking statements made in this document or elsewhere by Amtech or on its behalf.  These factors can be found under the heading "Risk Factors" in the Form 10-K and investors should refer to them.  Because it is not possible to predict or identify all such factors, any such list cannot be considered a complete set of all potential risks or uncertainties.  Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:
Amtech Systems, Inc.
Lisa D. Gibbs
Chief Financial Officer
(480) 967-5146
irelations@amtechsystems.com
Sapphire Investor Relations, LLC Erica Mannion and Mike Funari (617) 542-6180 irelations@amtechsystems.com

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

August 6, 2020

(Unaudited)

Summary Financial Information for Continuing Operations

(in thousands, except percentages and ratios)

	Three Months Ended			Nine Months Ended June 30,
	June 30, 2020	March 31, 2020	June 30, 2019	2020	2019
Amtech Systems, Inc.
Revenues, net of returns and allowances	$15,227	$14,460	$21,003	$50,379	$64,861
Gross profit	$5,951	$5,358	$7,850	$19,483	$24,797
Gross margin	39%	37%	37%	39%	38%
Operating income (loss)	$31	$(972)	$1,351	$696	$3,263
New orders	$10,830	$20,626	$16,278	$49,081	$56,216
Backlog	$15,221	$19,618	$17,237	$15,221	$17,237
Semiconductor Segment
Revenues, net of returns and allowances	$12,357	$11,992	$16,254	$41,581	$51,267
Gross profit	$4,953	$4,413	$6,566	$16,552	$20,499
Gross margin	40%	37%	40%	40%	40%
Operating income (loss)	$1,058	$(18)	$1,951	$3,762	$6,428
New orders	$8,356	$17,019	$12,899	$40,469	$44,462
Backlog	$13,798	$17,799	$13,931	$13,798	$13,931
SiC/LED Segment
Revenues, net of returns and allowances	$2,870	$2,468	$3,074	$8,155	$9,330
Gross profit	$998	$945	$1,038	$2,922	$3,524
Gross margin	35%	38%	34%	36%	38%
Operating income	$241	$421	$607	$1,196	$2,253
New orders	$2,474	$3,607	$2,697	$8,612	$9,574
Backlog	$1,423	$1,819	$2,934	$1,423	$2,934

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

August 6, 2020

(Unaudited)

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Revenues, net of returns and allowances	$15,227	$21,003	$50,379	$64,861
Cost of sales	9,276	13,153	30,896	40,064
Gross profit	5,951	7,850	19,483	24,797

Selling, general and administrative	4,804	5,718	16,134	18,137
Research, development and engineering	899	746	2,436	2,325
Restructuring charges	217	35	217	1,072
Operating income	31	1,351	696	3,263

Loss on sale of subsidiary	—	—	(2,793)	—
Interest (expense) income and other, net	(13)	249	512	511
Income (loss) from continuing operations before income taxes	18	1,600	(1,585)	3,774
Income tax provision	90	707	297	1,621
(Loss) income from continuing operations, net of tax	(72)	893	(1,882)	2,153
Income (loss) from discontinued operations, net of tax	—	1,154	(11,816)	(8,113)
Net (loss) income	$(72)	$2,047	$(13,698)	$(5,960)

(Loss) Income Per Basic Share:
Basic (loss) income per share from continuing operations	$(0.01)	$0.06	$(0.13)	$0.15
Basic income (loss) per share from discontinued operations	$—	$0.08	$(0.83)	$(0.57)
Net (loss) income per basic share	$(0.01)	$0.14	$(0.96)	$(0.42)

(Loss) Income Per Diluted Share:
Diluted (loss) income per share from continuing operations	$(0.01)	$0.06	$(0.13)	$0.15
Diluted income (loss) per share from discontinued operations	$—	$0.08	$(0.83)	$(0.57)
Net (loss) income per diluted share	$(0.01)	$0.14	$(0.96)	$(0.42)

Weighted average shares outstanding - basic	14,155	14,245	14,195	14,231
Weighted average shares outstanding - diluted	14,155	14,316	14,195	14,267

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

August 6, 2020

(Unaudited)

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	June 30, 2020	September 30, 2019
Assets
Current Assets
Cash and cash equivalents	$46,436	$52,982
Restricted cash	—	101
Accounts receivable (less allowance for doubtful accounts of $138 and $172 at June 30, 2020, and September 30, 2019, respectively)	10,297	12,873
Inventories	19,385	17,532
Notes and other receivables	1,250	—
Income taxes receivable	150	—
Held-for-sale assets	—	22,755
Other current assets	3,066	2,027
Total current assets	80,584	108,270
Property, Plant and Equipment - Net	10,438	10,217
Right-of-Use Assets - Net	5,162	—
Intangible Assets - Net	674	870
Goodwill - Net	6,633	6,633
Other Assets	565	487
Total Assets	$104,056	$126,477
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$3,933	$4,371
Accrued compensation and related taxes	1,983	2,717
Accrued warranty expense	401	556
Other accrued liabilities	1,478	1,274
Current maturities of long-term debt	376	371
Contract liabilities	1,645	1,378
Income taxes payable	—	1,434
Held-for-sale liabilities	—	18,547
Total current liabilities	9,816	30,648
Long-Term Debt	4,894	5,178
Long-Term Lease Liability	5,088	—
Income Taxes Payable	2,007	3,199
Total Liabilities	21,805	39,025
Commitments and Contingencies
Shareholders’ Equity
Preferred stock; 100,000,000 shares authorized; none issued	—	—
Common stock; $0.01 par value; 100,000,000 shares authorized; shares issued and outstanding: 14,048,172 and 14,268,797 at June 30, 2020 and September 30, 2019, respectively	140	143
Additional paid-in capital	124,289	125,098
Accumulated other comprehensive loss	(1,792)	(11,233)
Retained deficit	(40,386)	(26,556)
Total shareholders’ equity	82,251	87,452
Total Liabilities and Shareholders’ Equity	$104,056	$126,477

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

August 6, 2020

(Unaudited)

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended June 30,
	2020	2019
Operating Activities
Net loss	$(13,698)	$(5,960)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	932	1,280
Write-down of inventory	540	2,991
Deferred income taxes	784	192
Non-cash share-based compensation expense	257	474
Loss (gain) on sales of subsidiaries	13,708	(1,614)
(Reversal of) provision for allowance for doubtful accounts, net	(26)	1,104
Other, net	13	107
Changes in operating assets and liabilities:
Accounts receivable	2,356	630
Inventories	(2,791)	284
Other assets	(2,376)	12,675
Accounts payable	(2,363)	(3,843)
Accrued income taxes	(2,722)	(1,359)
Accrued and other liabilities	5,346	(5,726)
Contract liabilities	(950)	(814)
Net cash (used in) provided by operating activities	(990)	421
Investing Activities
Purchases of property, plant and equipment	(860)	(552)
Net cash disposed of in sales of subsidiaries	(9,940)	(1,112)
Net cash used in investing activities	(10,800)	(1,664)
Financing Activities
Proceeds from the exercise of stock options	799	175
Repurchase of common stock	(2,000)	—
Payments on long-term debt	(285)	(280)
Borrowings on long-term debt	—	9
Net cash used in financing activities	(1,486)	(96)
Effect of Exchange Rate Changes on Cash, Cash Equivalents and Restricted Cash	578	(1,450)
Net Decrease in Cash, Cash Equivalents and Restricted Cash	(12,698)	(2,789)
Cash, Cash Equivalents and Restricted Cash, Beginning of Period*	59,134	62,496
Cash, Cash Equivalents and Restricted Cash, End of Period*	$46,436	$59,707

*	Includes Cash, Cash Equivalents and Restricted Cash that are included in Held-For-Sale Assets on the Condensed Consolidated Balance Sheets for periods prior to January 22, 2020.